Exhibit 10.24
AMENDMENT TO
NON-QUALIFIED STOCK OPTION AGREEMENT
THIS AMENDMENT TO NON-QUALIFIED STOCK OPTION AGREEMENT (this “Amendment”) is made and entered into as of October 28, 2011, by and between Ameristar Casinos, Inc., a Nevada corporation (the “Company”), and the person named in the cover memorandum to which this Amendment is attached (the “Optionee”).
WHEREAS, the Company and the Optionee are parties to one or more Non-Qualified Stock Option Agreements (each a “Stock Option Agreement”); and
WHEREAS, the Company and the Optionee desire to amend each Stock Option Agreement in certain respects as more particularly set forth in this Amendment.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the Company and the Optionee agree as follows:

1.
Amendment to Provisions Regarding Adjustments. The provision of the Stock Option Agreements regarding adjustments in the event of certain corporate transactions is hereby amended to add the following sentence to the end thereof: “Notwithstanding the foregoing, no adjustment or substitution shall be made with respect to the Option pursuant to this paragraph that would cause the Option, or any other option granted in substitution for the Option, to be treated as providing for a deferral of compensation under Treas. Reg. 1.409A-1(b)(5)(i).”

2.
Amendment to Provisions Regarding Change in Control. The provision of the Stock Option Agreements regarding a minimum exercise period for the Optionee's options in the event of a Change in Control or certain other corporate transactions is hereby amended to add the following sentence to the end thereof: “Notwithstanding the foregoing, no extension to the period of exercisability of the Option shall be made that would cause the Option to be treated as providing for a deferral of compensation under Treas. Reg. 1.409A-1(b)(5)(i).”

3.	Confirmation. Except as amended pursuant to this Amendment, the terms of the Stock Option Agreements shall continue in full force and effect.